Exhibit T3A.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GULFPORT ENERGY OPERATING CORPORATION

Gulfport Energy Operating Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is “Gulfport Energy Operating Corporation.” The name under which the Corporation was originally incorporated is “WRT Energy Corporation.” The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware is June 20, 1997. A Restated Certificate of Incorporation (the “Restated Certificate”) was filed with the Secretary of State of the State of Delaware on April 25, 2006.

2. In accordance with the provisions of Section 303 of the DGCL, this Amended and Restated Certificate of Incorporation (the “Certificate”) has been filed pursuant to an order for relief with respect to the Corporation, which order for relief was entered in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, on April 28, 2021. Such order for relief provides for the issuance of capital stock for cash or exchange of other securities, rights or property and fixes and determines the rights, preferences, restrictions and other matters relating to such capital stock.

3. This Certificate restates and integrates and further amends the provisions of the Restated Certificate to provide in its entirety as follows:

ARTICLE One

The name of the corporation is Gulfport Energy Operating Corporation (hereinafter called the “Corporation”).

ARTICLE Two

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington Delaware 19808, in the County of New Castle, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE Three

The total number of shares which the Corporation shall have the authority to issue is One Thousand (1,000) shares, all of which shall be shares of Common Stock, with a par value of $0.01 (One Cent) per share.

ARTICLE Four

The directors shall have the power to adopt, amend or repeal bylaws, except as may otherwise be provided in the bylaws.

ARTICLE Five

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE Six

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE SIX shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE Seven

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation, which restates, integrates and amends the certificate of incorporation of the Corporation, to be executed by its duly authorized officer, this 14th day of May, 2021.

GULFPORT ENERGY OPERATING CORPORATION

By:	/s/ Patrick Craine
Name:	Patrick Craine
Title:	General Counsel and Corporate Secretary

[Signature Page to Amended and Restated Certificate of Incorporation]